                EXHIBIT 11 COMPUTATION OF LOSS PER COMMON SHARE

                        VIRAGEN, INC. AND SUBSIDIARIES
                  EXHIBIT 11 COMPUTATION OF LOSS PER COMMON
                              SHARE (UNAUDITED)


                                        Three Months Ended
                                          September 30,
                                        1995            1994
                                        ----            ----
PRIMARY AND FULLY DILUTED

   Weighted average shares
     outstanding                    35,416,738       26,018,878
                                    ==========       ==========

Net loss                          $   (935,549)    $   (824,397)

   Deduct required
     dividends on convertible
     preferred stock                       863              863
                                   -----------       ----------

   Loss attributable to
     common stock                 $   (936,412)    $   (824,397)
                                   ===========       ==========

Net loss per common share
     after deduction for
     required dividends on
     convertible preferred
     stock                        $       (.03)    $       (.03)
                                   ===========      ===========